April 16, 2025 Securi�es and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Commissioners: We have read the statements made by Simula�ons Plus, Inc., which we understand will be filed with the Securi�es and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Simula�ons Plus, Inc. dated April 15, 2025. We agree with the statements concerning our Firm contained therein. Yours truly yours, Rose, Snyder & Jacobs LLP Encino, California